Exhibit 5.1

December 13, 2013

T-Mobile USA, Inc.

12920 SE 38th Street

Bellevue, Washington 98006

Re:	Exchange Offer Relating to 5.250% Exchange Notes Due 2018, 6.250% Exchange Notes Due 2021 and 6.625% Exchange Notes Due 2023

Ladies and Gentlemen:

We have acted as counsel to you and the additional registrants listed in the Registration Statement (as defined below) (the “Guarantors”) in connection with certain matters related to the offer by T-Mobile USA, Inc., a Delaware corporation (the “Company”), and the Guarantors, to exchange (the “Exchange Offer”) the Company’s 5.250% Senior Notes due 2018, 6.250% Senior Notes due 2021 and 6.625% Senior Notes due 2023 (collectively, the “Exchange Notes”) and the associated guarantees of the Exchange Notes by the Guarantors (the “Exchange Guarantees”), which are being registered under the Securities Act of 1933, as amended (the “Act”), pursuant to a Registration Statement on Form S-4 (the “Registration Statement”), for an equal principal amount of the Company’s outstanding 5.250% Senior Notes due 2018, 6.250% Senior Notes due 2021 and 6.625% Senior Notes due 2023, as applicable (collectively, the “Original Notes”) and the associated guarantees of the Original Notes by the Guarantors. Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Registration Statement.

In the course of our representation as described above, we have examined, among other things, (i) the Indenture dated as of March 19, 2013, among MetroPCS Wireless, Inc., the Guarantors and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as further supplemented and modified (the “March 2013 Indenture”), and (ii) the Indenture dated as of April 28, 2013, among the Company, the Guarantors and the Trustee, as further supplemented and modified (together with the March 2013 Indenture, the “Indentures”). We have also examined and relied on originals or photocopies, certified or otherwise identified to our satisfaction, of all such corporate books and records of the Company and the Guarantors and such other instruments, records, certificates or other documents as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. As to facts material to the opinions, statements and assumptions expressed herein, we have, with

T-Mobile USA, Inc.

December 13, 2013

your consent, relied upon oral or written statements and representations of officers and other representatives of the Company, the Guarantors and others. In addition, we have assumed, without independent verification, that the Trustee has satisfied those legal requirements applicable to it that are necessary to make the Indentures and the notes, certificates, instruments or documents required to be executed and delivered by it in connection with the Exchange Offer enforceable against the Trustee in accordance with their respective terms.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that when the Registration Statement has become effective under the Act and the Indentures are qualified under the Trust Indenture Act of 1939, as amended:

A. the Exchange Notes, when executed, authenticated and delivered in accordance with the provisions of the Indentures and the terms of the Exchange Offer as contemplated in the Registration Statement, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and

B. the Exchange Guarantees, when executed and delivered in accordance with the Indentures and the terms of the Exchange Offer as contemplated in the Registration Statement, will constitute legal, valid and binding obligations of the Guarantors, enforceable against such Guarantors in accordance with their terms.

The opinions expressed above are subject to the following exclusions and qualifications:

a. We express no opinion as to enforceability of any right or obligation to the extent such right or obligation is subject to and limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium, fraudulent transfer or other laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether arising prior to, or after, the date hereof or considered in a proceeding in equity or at law.

b. We do not express any opinions herein concerning any laws other than the laws in their current forms of the State of New York, the Delaware General Corporation Law and reported judicial decisions interpreting such Delaware laws, and the federal securities laws of the United States of America, and we express no opinion with respect to the laws of any other jurisdiction.

c. Our opinions are based on the accuracy of the facts and the representations set forth in the Registration Statement. In the event any of the facts, representations or assumptions upon which we have relied to issue these opinions are incorrect, our opinions might be adversely affected and may not be relied upon.

d. We express no opinions concerning (i) the validity or enforceability of any provisions contained in the Indentures or the Exchange Notes that purport to waive or not give effect to

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December 13, 2013

rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived or rendered ineffective under applicable law or (ii) the enforceability of indemnification or contribution provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus made part of the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the related rules and regulations promulgated under the Act nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Act or the related rules and regulations promulgated under the Act.

Very truly yours,

/s/ PERKINS COIE LLP